SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Pinnacle Financial Partners, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PINNACLE FINANCIAL PARTNERS, INC.
Proxy Statement Supplement
Dated April 11, 2002

     Pinnacle Financial Partners, Inc. (“Pinnacle”) supplements the information on page 17 of its Proxy Statement dated March 18, 2002 as follows:

     On April 8, 2002 Pinnacle Financial Partners, Inc. (“Pinnacle”) determined not to renew the engagement of its independent accountants, Arthur Andersen LLP (“Andersen”) and appointed KPMG LLP (“KPMG”) as its new independent accountants, effective immediately. This determination followed Pinnacle’s decision to seek a proposal from KPMG to audit Pinnacle’s financial statements for the fiscal year ending December 31, 2002. The decision to retain KPMG was approved by Pinnacle’s Board of Directors upon the recommendation of its Audit Committee.

     During the period from February 28, 2000 (inception) through December 31, 2000, the most recent fiscal year ended December 31, 2001 and for the subsequent period through the date of this Supplement, there were no disagreements between Pinnacle and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

     None of the reportable events described under Item 304(a)(1)(iv)(B) of Regulation S-B of the Securities and Exchange Commission occurred within the period from February 28, 2000 (inception) through December 31, 2000, the most recent fiscal year ended December 31, 2001 or the subsequent period through the date of this Supplement.

     The audit reports of Andersen on the consolidated financial statements of Pinnacle and subsidiaries as of and for the periods ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

     During Pinnacle’s two most recent fiscal years ended December 31, 2001, and the subsequent period through the date of this Supplement, Pinnacle did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-B.